Exhibit 3.53

MINTER ELLISON

ATTN: SUSAN COLLINS

GPO BOX 1272

ADELAIDE SA 5001

Certificate of the Registration

of a Company

Corporations Law Paragraph 1274 (2) (b)

This is to certify that

BASS STRAIT HELICOPTERS PTY. LTD.

Australian Company Number 007 975 304

is taken to be registered as a company under the

Corporations Law of South Australia.

On the eighth day of January 1982 the company changed its name to

LLOYD BASS STRAIT HELICOPTERS PTY. LTD.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is

the fifteenth day of December 1981.

Issued by the
Australian Securities and Investments Commission on this twenty-sixth day of June, 2000.

A delegate of the Australian Securities and Investments Commission